Filed Pursuant to 424(b)(2)
Registration Number 333-145691-02

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 18, 2008

Preliminary Prospectus Supplement to Prospectus dated November 18, 2008

$

Delmarva Power & Light Company

First Mortgage Bonds, Series I

        % Bonds due

We will pay interest on the first mortgage bonds, which we refer to as the bonds, on June 1 and December 1 of each year, beginning June 1, 2009. The bonds will mature on                     .

The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien on substantially all of our properties and franchises as described in this prospectus supplement and the accompanying prospectus. See “Description of First Mortgage Bonds—Security.”

We may redeem the bonds in whole or in part at any time at the redemption prices calculated as described in this prospectus supplement. See “Description of First Mortgage Bonds—Optional Redemption.” There is no sinking fund for the bonds.

We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-5.

	Price to Public(1)	Underwriting Discounts	Proceeds, before expenses, to us(1)
Per bond	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from November , 2008 if settlement occurs after that date.

Delivery of the bonds in book-entry form only through The Depository Trust Company will be made on or about November     , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Banc of America Securities LLC	J.P. Morgan	KeyBanc Capital Markets	Morgan Stanley	Scotia Capital

The date of this prospectus supplement is November     , 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering and provides certain financial information. The second part is the prospectus which gives more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference which are described under “Where You Can Find More Information” in the prospectus.

You should rely only on the information contained or incorporated by reference in the prospectus supplement and the prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “DPL,” “the company,” “we,” “our,” and “us” refer to Delmarva Power & Light Company.

The following summary contains basic information about this offering. It may not contain all of the information that is important to you. The “Description of First Mortgage Bonds” section of this prospectus supplement and the “Description of Debt Securities — Description of First Mortgage Bonds” section of the accompanying prospectus contain more detailed information regarding the bonds. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the prospectus to which it relates, including the documents incorporated by reference.

Delmarva Power & Light Company

We are a regulated public utility company primarily engaged in the transmission and distribution of electricity in a service territory consisting of Kent, New Castle, and Sussex counties in Delaware and Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worchester counties in Maryland. In January 2008, we sold our distribution service territory and substantially all of our transmission assets in Virginia. We are a wholly-owned subsidiary of Pepco Holdings, Inc., or PHI.

We are responsible for the delivery of electricity in our service territory, which covers approximately 5,000 square miles and has a population of approximately 1.3 million. As of December 31, 2007, we delivered electricity to 519,000 customers in our service territory. Of the 13,680,000 megawatt hours of electricity we delivered in 2007, 39% was delivered to residential customers, 40% to commercial customers and 21% to industrial customers. The rates we are paid for the delivery of electricity are established in Delaware by the Delaware Public Service Commission and in Maryland by the Maryland Public Service Commission.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territory who do not elect to purchase electricity from a competitive energy supplier, which is referred to as standard offer service, or SOS. We purchase the power supply required to satisfy our SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the applicable public service commission.

Our natural gas service territory encompasses New Castle county in Delaware and covers approximately 275 square miles, which, as of December 31, 2007, had a population of approximately 500,000. As of December 31, 2007, we delivered natural gas to 122,000 customers. Of the 20,700,000 Mcf (one thousand cubic feet) of natural gas that we delivered in 2007, approximately 38% was delivered to residential customers, 25% was delivered to commercial customers, 4% was delivered to industrial customers, and 33% was delivered to customers receiving a transportation-only service. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from us or from other suppliers. We purchase natural gas supplies for resale to our sales service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements.

In addition to us, PHI’s regulated subsidiaries are Potomac Electric Power Company and Atlantic City Electric Company. PHI is a publicly held company and files periodic reports and other documents with the Securities and Exchange Commission, or SEC. Our directors and many of our executive officers are executive officers of PHI.

Our headquarters are located at 800 King Street, P.O. Box 231, Wilmington, DE 19899, and our telephone number is (202) 872-2000.

The Offering

Issuer	Delmarva Power & Light Company

Securities Offered	$ million in aggregate principal amount of First Mortgage Bonds, Series I % series due

Maturity	The bonds will mature on .

Interest Rate	The interest rate on the bonds will be % per annum.

Interest Payment Dates	June 1 and December 1, beginning on June 1, 2009.

Security	The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien (subject to the conditions and limitations in the instruments through which we claim title to our properties and to excepted encumbrances under the mortgage and deed of trust) on substantially all of our properties and franchises. See “Description of First Mortgage Bonds — Security” in this prospectus supplement and “Description of Debt Securities —Description of First Mortgage Bonds — Security” in the accompanying prospectus.

Optional Redemption	We may redeem all or any portion of the bonds at our option at any time at a redemption price calculated as described under “Description of First Mortgage Bonds — Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest.

Use of Proceeds	We estimate that the net proceeds from this offering of our bonds will be approximately $ million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use (i) $ million of the net proceeds from this offering to repay indebtedness incurred under our primary credit facility and (ii) $ million to repay our outstanding commercial paper. The remainder of the proceeds will be temporarily invested in a money market fund and used exclusively for our general corporate purposes.

Sinking Fund	None

Risk Factors	You should refer to the “Risk Factors” section, beginning on page S-5 of this prospectus supplement, to understand the risks associated with an investment in the bonds.

RISK FACTORS

Investing in the bonds involves risks. Before deciding to invest in our securities, you should consider carefully the “Risk Factors” identified and discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which are incorporated in this prospectus supplement as more fully described in the section of the accompanying prospectus entitled “Where You Can Find More Information.” Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of bonds and are set forth below as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus we issue in connection with this offering of bonds. The risk factors we discuss in these documents are those that we currently believe may materially affect our company or the bonds. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations, or could adversely affect the value of the bonds offered by this prospectus supplement.

We cannot assure you that an active trading market for the bonds will develop.

We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the bonds or the ability of the bondholders to sell their bonds.

The underwriters have informed us that they intend to make a market in the bonds. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the bonds does not develop, purchasers may be unable to resell the bonds for an extended period of time. Consequently, a bondholder may not be able to liquidate its investment readily, and the bonds may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under federal securities laws.

The future trading price of the bonds is subject to fluctuation.

Future trading prices of the bonds will depend on many factors including, among other things, prevailing interest rates, the liquidity of the market for the bonds and the market for similar securities. Future trading prices of the bonds also may be affected by our business, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which bondholders will be able to sell their bonds.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our bonds will be approximately $             million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use (i) $             million of the net proceeds from this offering to repay indebtedness incurred under our primary credit facility with an interest rate of         % as of                     , 2008 and (ii) $             million to repay our outstanding commercial paper with a weighted average interest rate of         % as of                     , 2008. The remainder of the proceeds will be temporarily invested in a money market fund and used exclusively for our general corporate purposes.

CAPITALIZATION

The table below shows our capitalization as of September 30, 2008:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the bonds offered hereby and the use of the net proceeds of this offering.

You should read this table along with our financial statements and the related notes incorporated by reference in the accompanying prospectus.

Delmarva Power & Light Company

(In Millions)

	As of September 30, 2008
	Actual	As Adjusted
Short-term debt (a)	$353.9	$		(b)
Current maturities of long-term debt	—		—
Long-term debt (c)	436.0
Shareholder’s equity	747.4		747.4

Total Capitalization	$1,537.3	$

(a)	Consists of $13.9 million of commercial paper, $104.8 million of variable rate demand bonds, $85.2 million of inter-company borrowings from affiliates and $150.0 million from a short-term bank loan. $71.5 million of our obligations with respect to the variable rate demand bonds are secured by $80.5 million of first mortgage bonds. The adjusted amount includes the repayment of $ million with the proceeds of this offering.
(b)	In October 2008, we borrowed $150 million under our primary credit facility.
(c)	The adjusted amount reflects the issuance of the bonds. Long-term debt is net of unamortized discount.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table contains selected historical financial information for DPL derived from our financial statements. The selected historical financial information as of and for the nine months ended September 30, 2008 is derived from the unaudited financial statements of DPL as of and for the nine months ended September 30, 2008, and the selected historical financial information as of and for the years ended December 31, 2005, 2006 and 2007 is derived from the audited financial statements of DPL as of and for the years ended December 31, 2005, 2006 and 2007. The selected historical financial information should be read in conjunction with the financial statements and related notes thereto incorporated by reference herein. The financial results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for an entire year.

Delmarva Power & Light Company

(In Millions)

	As of and for the Year Ended December 31,			As of and for the Nine Months Ended September 30, 2008
	2005	2006	2007
Income Statement Data
Operating revenue	$1,343.8	$1,423.4	$1,496.0	$1,183.5
Operating expenses	1,181.4	1,311.9	1,374.0	1,080.2
Operating income	162.4	111.5	122.0	103.3
Net income	74.7	42.5	44.9	53.7

Balance Sheet Data
Cash and cash equivalents	$7.4	$8.2	$11.4	$8.2
Total assets	$2,303.6	$2,451.2	$2,559.7	$2,584.2

Capitalization and Short-Term Debt
Short-term debt	$165.5	$195.9	$286.2	$353.9
Current maturities of long-term debt	22.9	64.7	22.6	—
Capital lease obligations due within one year	.2	—	—	—
Long-term debt	516.4	551.8	529.4	436.0
Redeemable serial preferred stock	18.2	18.2	—	—
Shareholder’s equity	635.1	669.1	673.4	747.4

Total Capitalization	$1,358.3	$1,499.7	$1,511.6	$1,537.3

DESCRIPTION OF FIRST MORTGAGE BONDS

General

The following description of the terms of the bonds offered hereby summarizes certain general terms that will apply to the bonds. The bonds will be issued under a mortgage and deed of trust, between us and The Bank of New York Mellon (ultimate successor to The New York Trust Company), dated October 1, 1943, which we refer to as the mortgage. This description is not complete, and we refer you to the accompanying prospectus for a description of additional terms of the bonds and the mortgage.

We will issue the bonds on the basis of the bondable value of property additions.

After giving effect to the issuance of the bonds:

•	$ million in aggregate principal amount of first mortgage bonds will be outstanding,

•	as of September 30, 2008, $277.9 million of property additions were available for the purposes permitted in the mortgage, including the issuance of bonds,

•

as of September 30, 2008, $655.1 million in aggregate principal amount of refundable bonds (previously issued and no longer outstanding) were available for the purposes permitted in the mortgage, including the issuance of bonds, and

•

as of September 30, 2008, available property additions and refundable bonds would permit, and the net earnings test would not prohibit, the issuance of approximately $821.8 million in principal amount of additional bonds as long as the weighted average interest rate of the additional bonds was less than approximately 8.69%.

See “Description of Debt Securities—Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” in the accompanying prospectus.

The bonds will be issued in fully-registered form in denominations of $1,000 and its integral multiples. The bonds will be initially issued in book-entry form through the facilities of The Depository Trust Company, also referred to as DTC, as depositary. For so long as the bonds remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the bonds may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Book-Entry Only—The Depository Trust Company” below.

Maturity, Interest and Payment

The bonds will mature on                  and will bear interest at a rate of         % per annum. Interest on the bonds will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2009. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the persons in whose names the bonds are registered at the close of business on each May 15 and November 15. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from November     , 2008 or from the most recent interest payment date to which interest has been paid.

Security

The bonds will be secured, together with all other bonds now or hereafter issued, under the mortgage, by a first lien (subject to the conditions and limitations in the instruments through which we claim title to our properties, and to excepted encumbrances) on substantially all of our properties as more fully described in the accompanying prospectus under the heading “Description of Debt Securities—Description of First Mortgage Bonds—Security.”

Optional Redemption

We may redeem all or any portion of the bonds at our option, at any time prior to their maturity, at the redemption prices described below. We will give notice of our intent to redeem the bonds at least 30 days, but no more than 90 days, prior to the redemption date.

If we redeem all or any part of the bonds as described above, we will pay a redemption price equal to the greater of

(i)	100% of the principal amount of the bonds being redeemed or

(ii)	the Make-Whole Amount for the bonds being redeemed,

plus, in each case, accrued interest on such bonds to the redemption date.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus            basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the yield for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and its successors; provided, however, that we may substitute therefor another primary United States Treasury securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Upon deposit of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

Additional Bonds

The bonds offered hereby are designated as series I first mortgage bonds. We may from time to time, without the consent of the holders and subject to the conditions set forth in the mortgage, issue additional bonds of this series. Any such additional bonds could, at our discretion, have the same terms and the same CUSIP number, and on this basis be fungible with, the bonds being offered hereby. See “Description of Debt Securities—Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” in the accompanying prospectus.

Sinking Fund

There is no provision for a sinking fund applicable to the bonds.

Payment and Paying Agents

Principal, premium, if any, and interest on the bonds at maturity will be payable upon presentation of the bonds at the corporate trust office of The Bank of New York Mellon, in The City of New York, as paying agent for the bonds. We may change the place of payment on the bonds, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only—The Depository Trust Company

The bonds will trade through DTC. The bonds will be issued in fully registered form and will be evidenced by one or more global bonds registered in the name of DTC’s nominee, Cede & Co. The global bonds will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc., or FINRA. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the bonds within the DTC system must be made through participants, which will receive a credit for the bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased bonds. Transfers of ownership interests on the bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their bonds, except if use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the bonds with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the participants to whose accounts such bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the bonds.

Payments of redemption proceeds, principal of and interest on the bonds will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the bonds.

DTC may discontinue providing its services as securities depository with respect to the bonds at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

UNDERWRITING

Subject to the terms and conditions set forth in a purchase agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters severally has agreed to purchase from us, the respective principal amount of the bonds set forth opposite its name below.

Underwriter	Principal Amount
Banc of America Securities LLC	$
J.P. Morgan Securities Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of bonds may be terminated.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to the selling group members at that price less a selling concession of             % of the principal amount per bond. The underwriters and selling group members may allow a discount of             % of the principal amount per bond on sales to other broker-dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker-dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The bonds are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the bonds. However, they are not obligated to do so and may discontinue making a secondary market for the bonds at any time without notice. No assurance can be given as to how liquid the trading market for the bonds will be.

We have agreed to indemnify the underwriters against liabilities, including but not limited to, liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of bonds in excess of the principal amount of bonds the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the bonds in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the bonds originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the bonds or preventing or retarding a decline in the market price of the bonds. As a result the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees or compensation.

Because more than 10% of the net proceeds of this offering may be received by members of FINRA participating in the offering or their affiliates or associated persons, this offering will be conducted in accordance with FINRA Conduct Rule 2710(h).

We expect that delivery of the bonds offered hereby will be made against payment thereof on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date of the pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the bonds will be passed upon for us by Kirk J. Emge, Esq., our General Counsel and by Covington & Burling LLP, Washington, D.C., and for the underwriters by Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP from time to time represents PHI and certain other of our affiliates.

PROSPECTUS

Delmarva Power & Light Company

Debt Securities

This prospectus relates to debt securities that we may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2008.

This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission, or SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus, including information about us, contained in this prospectus. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or subsequent filings that we may make under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

In this prospectus, unless the context indicates otherwise, the words “DPL,” “the company,” “we,” “our,” “ours” and “us” refer to Delmarva Power & Light Company and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, the accompanying prospectus supplement and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained or incorporated by reference herein and in the accompanying prospectus supplement are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Our ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by Federal and/or state regulatory commissions, PJM Interconnection, LLC, or PJM, the North American Electric Reliability Council and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit and capital market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

DELMARVA POWER & LIGHT COMPANY

We are a regulated public utility company engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and provide natural gas supply and distribution service in northern Delaware. We are a wholly owned subsidiary of Pepco Holdings, Inc.

Our electricity distribution territories encompass Kent, New Castle and Sussex counties in Delaware and Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worchester counties in Maryland. In January 2008, we sold our distribution service territory and substantially all of our transmissions assets in Virginia.

We are responsible for the delivery of electricity in our electricity service territory, which covers approximately 5,000 square miles and, as of December 31, 2007, had a population of approximately 1.3 million. As of December 31, 2007, we delivered electricity to 519,000 customers, of which 298,000 were located in Delaware, 198,000 were located in Maryland and 23,000 were located in Virginia. Of the 13,680,000 megawatt hours of electricity we delivered in 2007, 39% was delivered to residential customers, 40% was delivered to commercial customers and 21% was delivered to industrial customers. The rates we are paid for the delivery of electricity are established in Delaware by the Delaware Public Service Commission and in Maryland by the Maryland Public Service Commission.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territory who do not elect to purchase electricity from a competitive energy supplier, which is referred to as standard offer service, or SOS. We purchase the power supply required to satisfy our SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the applicable public service commission.

Our natural gas service territory encompasses New Castle County in Delaware and covers approximately 275 square miles, with a population of approximately 500,000. As of December 31, 2007, we delivered natural gas to 122,000 customers. In 2007, we delivered 20,700,000 Mcf (one thousand cubic feet) of natural gas to customers in our Delaware service territory, of which approximately 38% were sales to residential customers, 25% were sales to commercial customers, 4% were sales to industrial customers, and 33% were sales to customers receiving a transportation-only service. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from us or from other suppliers. We purchase natural gas supplies for resale to our sales service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements.

Our headquarters are located at 800 King Street, P.O. Box 231, Wilmington, DE 19899, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as described in the accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the nine months ended September 30, 2008 and for each year in the five-year period ended December 31, 2007.

	Nine Months Ended September 30, 2008	Twelve Months Ended December 31,
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	3.65	2.78	2.70	4.48	4.16	3.09

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (the “Trust Preferred”) subsequent to the implementation of Statement of Financial Accounting Standards No. 150 on July 1, 2003), interest factor in rentals and, prior to the implementation of SFAS 150, distributions on the Trust Preferred. We redeemed the Trust Preferred in May 2004.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer pursuant to this prospectus. The debt securities may be either first mortgage bonds or other debt securities (collectively, “debt securities”). The specific terms of the debt securities and the extent, if any, to which the following general provisions will not apply to such debt securities, will be described in an accompanying prospectus supplement relating to a particular offering of debt securities. We may also sell hybrid securities that combine certain features of debt securities described in this prospectus.

We may issue:

•

first mortgage bonds in one or more series under the Mortgage and Deed of Trust, dated October 1, 1943, between us and The Bank of New York Mellon, as trustee (as ultimate successor in such capacity to The New York Trust Company) (referred to herein as the “mortgage trustee”), as amended and supplemented from time to time, including by means of supplemental indentures setting forth the terms of first mortgage bonds issued under the mortgage or the description of after-acquired property that has become subject to the lien of the mortgage (referred to herein as the “mortgage”) and

•

debt securities other than first mortgage bonds (referred to herein as “other debt securities”) in one or more series under the Indenture, dated as of November 1, 1988, between us and The Bank of New York Mellon Trust Company, N.A., ultimate successor to Manufacturers Hanover Trust Company, as trustee. In this prospectus we refer to the Indenture as the “note indenture,” and we refer to the trustee under the note indenture as the “note trustee.”

The statements set forth below are summaries of the material terms of the mortgage and the note indenture. In addition to this summary, you are urged to review the mortgage and the note indenture, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description of the first mortgage bonds sets forth certain general terms and provisions of the first mortgage bonds that we may offer pursuant to this prospectus, which we refer to as new bonds. The form of supplemental indenture to be used in connection with each issuance of new bonds is filed as an exhibit to the registration statement.

As of September 30, 2008, we had $80.5 million of first mortgage bonds outstanding, all of which have been issued as collateral bonds to secure certain series of our outstanding variable rate demand bonds.

General

The prospectus supplement relating to a particular offering of new bonds will describe the terms of the new bonds, including:

•	the designation and aggregate principal amount of the new bonds;

•	the date on which the new bonds will mature;

•	the rate per annum at which the new bonds will bear interest, or the method of determining such rate;

•	the dates on which the interest will be payable;

•	any redemption terms; and

•	other specific terms applicable to the new bonds not inconsistent with the provisions of the mortgage.

The mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the new bonds special protection in the event of a highly leveraged transaction.

Payment of Principal and Interest

We will pay principal, premium, if any, and interest on the new bonds in immediately available funds at the corporate trust office of The Bank of New York Mellon or at the office of any other paying agent that we may designate. (Mortgage, Section 5.03)

Registration and Transfer

We will issue the new bonds only in fully registered form without coupons. Unless the prospectus supplement states otherwise, we will issue the new bonds in denominations of $1,000 or any integral multiple thereof. We may issue the new bonds of any series in the form book-entry securities which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee as more fully described below under the heading “Book-Entry Debt Securities.”

So long as any first mortgage bonds are outstanding, we must maintain an office or agency where holders can present or surrender first mortgage bonds for payment or for transfer or exchange and where holders can serve notices and demands to or upon us. (Mortgage Sections 2.03 and 5.03) We have designated the corporate trust office of The Bank of New York Mellon in the City of New York as our agent for these purposes. We will not impose charges on any transfer or exchange, other than as may be required for the payment of any taxes or other governmental charges incident thereto. (Mortgage, Section 2.03)

No Sinking Fund

Unless the relevant prospectus supplement states otherwise, there will be no improvement or sinking fund for the new bonds.

Maintenance Fund

If the cumulative amount we have expended for property additions subsequent to October 15, 1943, does not at the end of each calendar year equal or exceed the minimum provision for property retirements or depreciation for the same period (calculated as specified in the mortgage), we are required to deposit with the mortgage trustee cash in an amount equal to the deficiency on or before the next succeeding April 30. As an alternative to the deposit of cash, we may instead elect to reduce by an equal amount the principal balance of retired first mortgage bonds that have not previously been used as the basis for issuing first mortgage bonds, the withdrawal of cash or as a credit under the mortgage. (Mortgage, Section 5.08)

For the year ended December 31, 2007, our cumulative property additions exceeded the minimum required provision for property retirements or depreciation and, therefore, we were not required to deposit cash or use any retired first mortgage bonds to satisfy the maintenance fund requirement.

Security

The new bonds will be secured equally with all other first mortgage bonds outstanding or hereinafter issued under the mortgage (except as any sinking fund may afford additional security for a particular series) by the lien of the mortgage which constitutes a first lien on substantially all of our properties and franchises, other than the following:

(i)	cash;

(ii)	shares of stock and obligations (including bonds, notes and other securities) unless specifically pledged;

(iii)	goods, wares, merchandise, equipment, materials or supplies held or acquired for the purpose of sale or resale in the usual course of business or for consumption by us in the operation of our properties; and

(iv)	all judgments, contracts, accounts and choses in action that we are not required to deposit with the mortgage trustee,

provided, that if there is a completed default under the mortgage and the mortgage trustee or a receiver takes possession of the mortgaged property as provided under the mortgage, the property described in clauses (iii) and (iv) will cease to be excepted from the lien of the mortgage to the extent permitted by law.

The lien of the mortgage is subject to (a) the conditions and limitations in the instruments through which we claim title to our properties, (b) excepted encumbrances (as defined in the mortgage), and (c) the prior lien of the mortgage trustee for its reasonable compensation, expenses and liability. The lien of the mortgage is subject further to the qualification that where payments for rights-of-way on or under private property for transmission and distribution lines and mains were minor in amount, no examination of underlying titles as to rights-of-way have been made.

The lien of the mortgage also extends to after-acquired property (other than the excluded property described above), including property acquired as a result of a merger or consolidation. However, the after-acquired property may be subject to prior liens and to possible rights of others that may attach prior to recordation of a supplemental indenture describing such property after its acquisition.

Issuance of Additional First Mortgage Bonds

Subject to the limitations described in the following paragraph, we may issue additional first mortgage bonds ranking equally with the new bonds in an aggregate amount of up to:

•	60% of cost or then fair value to us (whichever is less) the bondable value of property additions we have constructed or acquired after October 15, 1943;

•

the aggregate principal amount of refundable prior lien bonds theretofore or then retired that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage;

•

the aggregate principal amount of any first mortgage bonds theretofore issued and then or thereafter retired that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage; or

•	the amount of cash deposited with the mortgage trustee in respect of the issuance of the new bonds.

(Mortgage, Article IV)

Property additions include property that is used or useful for the business of generating, manufacturing, purchasing or otherwise acquiring, transmitting, distributing or supplying electricity or gas or steam or hot water for power or heat or other purposes. To qualify as a property additions, the property must be located in the States of Delaware, Maryland, Virginia or states contiguous thereto. (Mortgage, Section 1.03).

We cannot issue additional first mortgage bonds unless our “net earnings” (as defined by the mortgage) for any 12 consecutive calendar months during the immediately preceding 15 calendar months have been at least two times the annual interest requirement on the new bonds to be issued and all other first mortgage bonds and prior lien bonds then outstanding. This limitation does not apply if the first mortgage bonds are being issued on the basis of refundable prior lien bonds or retired bonds unless the refundable prior lien bonds or retired bonds bear an equal or lower interest rate than that of the new bonds and the maturity date of the refundable prior lien bonds or retired bonds is less than two years after the maturity date of the new bonds.

(Mortgage, Sections 1.06 and 4.08)

Release of Property

Generally, as long as we are not in default in the payment of interest on any outstanding first mortgage bonds and no completed defaults have occurred and are continuing under the mortgage, we may obtain the release of property from the lien of the mortgage by reducing the amount of bondable property additions or retired bonds that otherwise could be the basis for issuing new bonds under the mortgage. We also may obtain the release of property from the lien of the mortgage by depositing with the mortgage trustee (i) cash, (ii) purchase money obligations that we receive as consideration for and secured by the property to be released or (iii) the fair value of any property additions that we acquire as consideration for the property to be released in an amount at least equal to the fair value of the property to be released. Purchase money obligations may only be used as the basis for releasing property under the mortgage to the extent that (i) the principal amount thereof does not exceed 60% of the fair value of the bondable property to be released and (ii) the aggregate amount of such purchase money obligations, when combined with all other purchase money obligations used as the basis for releasing property, does not exceed 20% of the sum of all outstanding first mortgage bonds plus all new bonds that could be issued on the basis of property additions, refundable prior lien bonds and retired bonds under the mortgage. (Mortgage, Section 9.03)

As long as we are not in default in the payment of interest on any outstanding first mortgage bonds and no completed defaults have occurred and are continuing under the mortgage, we may, without release by the mortgage trustee, (i) dispose of any obsolete property upon replacing such property with other property of at least equal value or (ii) surrender or modify any right, power, franchise, license or permit as our board of directors determines is desirable in the conduct of our business and does not impair the security for the then outstanding first mortgage bonds. (Mortgage, Section 9.02)

Withdrawal of Cash Deposited with Mortgage Trustee

As long as we are not in default in the payment of interest on any outstanding first mortgage bonds and no completed defaults have occurred and are continuing under the mortgage, we may withdraw cash deposited with the mortgage trustee to obtain the release of property or for other purposes:

•	in an amount equal to the bondable value of property additions that we elect to make the basis of a withdrawal pursuant to the terms of the mortgage; and

•

by reducing by an equal amount the principal amount of refundable prior lien bonds and retired bonds that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage.

(Mortgage, Section 9.06).

Cash may also be used by the mortgage trustee, at our discretion, to redeem or purchase outstanding first mortgage bonds at a purchase price not exceeding the current redemption price of the first mortgage bonds or, if the first mortgage bonds are not redeemable prior to maturity at a price of not more than 105% of the principal amount Any cash that is not withdrawn, used or applied within the three year period after it is deposited with the mortgage trustee, must be used by the mortgage trustee to redeem or repurchase outstanding first mortgage bonds. (Mortgage Sections 8.06 and 9.06)

Dividend Restrictions on Common Stock

The mortgage prohibits us from declaring or paying any dividend or making distributions to our common stockholders (other than dividends or distributions solely in shares of common stock) or purchasing or otherwise acquiring our common stock for value, unless after the payment of such dividend or the making of such distribution, purchase or acquisition, the provision for property retirements or depreciation made during the period from October 15, 1943 to the end of the calendar year preceding the date of such payment distribution, purchase or acquisition, plus our earned surplus accumulated on and after October 15, 1943 is not less than the aggregate minimum provision for property retirements or depreciation for the period from October 15, 1943 to the end of the calendar year preceding the date of such payment distribution, purchase or acquisition (calculated as specified in the mortgage). There was no such deficiency as of December 31, 2007. (Mortgage Section 5.25)

Consolidation, Merger or Transfer of Assets

Nothing in the mortgage or terms of the first mortgage bonds prevents us from:

(i)	consolidating with another corporation;

(ii)	merging into another corporation; or

(iii)	conveying, transferring or leasing, subject to the lien of the mortgage, all or substantially all of our property as an entirety or substantially as an entirety,

provided that:

(i)	the terms of the transaction do not impair the lien or security of the mortgage or the rights and powers of the mortgage trustee or the holders of first mortgage bonds;

(ii)	if we consolidate, merge into another corporation, or convey or transfer our property as an entirety or substantially as an entirety, or enter into a lease the term of which extends beyond the date of maturity of any outstanding first mortgage bonds, the successor corporation is required to assume by supplemental indenture all of our obligations under the mortgage and on the outstanding first mortgage bonds; and

(iii)	if we lease our property as an entirety or substantially as an entirety, the lease must be subject to immediate termination by the mortgage trustee at any time during the continuance of a completed default under the mortgage.

(Mortgage, Sections 13.01 and 13.02).

If we consolidate with or merge into any other corporation, or convey or transfer our property as an entirety or substantially as an entirety, the mortgage will not (unless the successor corporation elects otherwise) be or become a lien upon any of the properties or franchises owned by the successor corporation, except for:

(i)	those properties acquired from us and property that the successor corporation shall thereafter acquire or construct that forms an integral part of, and is essential to the use or operation of, the property subject to the lien of the mortgage prior to the merger, consolidation or sale;

(ii)	property used by the successor corporation as the basis for authentication of first mortgage bonds, the withdrawal of cash or the release of property under the mortgage, or

(iii)	such franchises, repairs and additional property as may be acquired, made or constructed by the successor corporation (a) to maintain, renew and preserve the franchises covered by the mortgage and to maintain the mortgaged property as an operating system in good repair, working order and condition or (b) in accordance with any covenant or condition under the mortgage that we are required to perform or observe.

(Mortgage, Section 13.03)

Although there is a limited body of case law interpreting the phrases “substantially all” and “substantially as an entirety,” there is no precise established definition of these phrases under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of first mortgage bonds over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the mortgage and, consequently, whether a failure to assume such obligations would result in an event of default under the mortgage;

(ii)	in the event that the holders of first mortgage bonds attempt to declare a completed default under the mortgage and exercise their acceleration rights under the mortgage in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrases; and

(iii)	it may be difficult for holders of first mortgage bonds to declare a completed default under the mortgage and exercise their acceleration rights.

Modification

Modifications Without Consent

Without the consent of the holders of first mortgage bonds, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to correct or amplify the description of any property subject to the mortgage;

(ii)	to evidence the succession of another corporation to our obligations under the mortgage and under the first mortgage bonds in the circumstances described under the heading “Consolidation, Merger or Transfer of Assets” above;

(iii)	to set forth the terms and provisions of any new series of first mortgage bonds in accordance with the terms of the mortgage;

(iv)	to add to our covenants under the mortgage for the protection of the holders of the first mortgage bonds; and

(v)	to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in the mortgage or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the mortgage not inconsistent with the provisions of the mortgage and which do not adversely affect the interests of the holders of the first mortgage bonds.

(Mortgage, Section 17.01)

Modifications With Consent

The mortgage may be modified with our consent and the consent of the holders of 75% of the aggregate principal amount of the first mortgage bonds then outstanding that are affected by such modification; provided, however, that no such modification shall (i) extend the maturity of, reduce the rate or extend the time of payment of interest on, or reduce the principal amount of any first mortgage bonds without the consent of the holder of each first mortgage bond so affected or (ii) reduce the consent percentage required for modification without the consent of the holders of all of the outstanding first mortgage bonds. (Mortgage, Section 17.02)

The mortgage provides that any first mortgage bonds owned by us, any other obligor on the first mortgage bonds or any of our or their affiliates, shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Mortgage, Section 11.03)

Completed Defaults

The term “completed default,” when used in the mortgage with respect to all first mortgage bonds issued thereunder, means any of the following:

(i)	We fail to pay principal on any first mortgage bond when due;

(ii)	We fail to pay interest on any first mortgage bond within 60 days after such payment is due;

(iii)	We fail to pay principal, premium, if any, or interest on any prior lien bonds, beyond any applicable grace period specified in the prior lien;

(iv)	By decree of a court of competent jurisdiction, we are adjudicated bankrupt or insolvent or an order is entered for our involuntary winding up, liquidation or reorganization under federal or state bankruptcy law, and such decree or order continues unstayed on appeal or otherwise for a period of 60 days;

(v)	We file a voluntary bankruptcy petition, consent to the filing of such a bankruptcy petition or make an assignment for the benefit of creditors; or

(vi)	We fail to perform or observe any other covenant, agreement or condition of the mortgage for 60 days after we have received written notice of such failure from the mortgage trustee, or we and the mortgage trustee have received written notice of such failure from the holders of at least 25% in principal amount of the first mortgage bonds.

The mortgage requires the mortgage trustee to provide notice to the holders of the first mortgage bonds within 60 days after the occurrence of a completed default described in clause (vi) and within 90 days after the occurrence of all other completed defaults (not including any specified grace periods) known to the mortgage trustee, unless such default was cured prior to the giving of the notice. The mortgage trustee may, however, except in the case of a default in the payment of principal, any premium, or interest, or in the payment of any sinking or purchase fund installment, withhold notice to the holders of the first mortgage bonds of any default if the mortgage trustee in good faith determines that the withholding of notice is in the interests of the holders. (Mortgage, Sections 10.01 and 10.02)

Remedies

If a completed default exists, the mortgage trustee in its discretion, or the holders of at least 25% in principal amount of all outstanding first mortgage bonds upon written notice to us and the mortgage trustee, may declare all outstanding first mortgage bonds immediately due and payable. If, before any judgment or decree for the payment of monies due is obtained or any sale of mortgaged property has occurred, all interest in arrears has been paid and all defaults have been cured, the holders of a majority in principal amount of outstanding first mortgage bonds may waive all defaults and rescind and annul such declaration and its consequences. (Mortgage, Section 10.01)

In circumstances other than as described in the preceding paragraph, the holders of at least two-thirds in aggregate principal amount of first mortgage bonds outstanding may on behalf of all holders of first mortgage bonds waive any past completed default except a completed default relating to the non-payment of any principal or interest thereon. (Mortgage, Section 10.06)

Holders of not less than a majority of the aggregate principal amount of the first mortgage bonds then outstanding may in writing require the mortgage trustee to take such action to enforce payment of the first mortgage bonds then outstanding and to foreclose the mortgage and sell the property when such actions are permitted by the mortgage. The mortgage trustee is not obligated to take such action unless the mortgage trustee has been reasonably indemnified. (Mortgage, Sections 10.05)

No holder of a first mortgage bond has the right to institute proceedings for the enforcement of the mortgage, unless:

(i)	such holder previously has given the mortgage trustee written notice of a completed default;

(ii)	the holders of at least 25% in principal amount of the outstanding first mortgage bonds have requested in writing that the mortgage trustee take action under the mortgage (and provided the mortgage trustee with indemnity satisfactory to it); and

(iii)	such holders have offered the mortgage trustee a reasonable opportunity to exercise its powers as mortgage trustee or to institute an action, suit or proceeding in its own name.

However, this provision does not impair the right of any holder of a first mortgage bond to enforce our obligation to pay the principal of an interest on such first mortgage bond when due, which obligations are absolute and unconditional. (Mortgage, Section 10.16)

The laws of the jurisdictions in which the mortgaged property is located may limit or deny the ability of the mortgage trustee or the bondholders to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

We will provide to the mortgage trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the mortgage. (Mortgage, Section 6.03(2)).

Defeasance and Discharge

If at any time we:

•	deposit with the mortgage trustee money for the payment or redemption of all or any part of the first mortgage bonds then outstanding, including the payment of all interest due thereon;

•	irrevocably direct the mortgage trustee to use the deposited money for the purpose of the payment or redemption, as the case may be; and

•	in the case of redemption, provide notice of redemption,

then such first mortgage bonds will be deemed paid for purposes of the mortgage and shall not be entitled to any lien or benefit under the mortgage. (Mortgage, Sections 8.04 and 15.01)

If all of the first mortgage bonds, including all interest due thereon, have been paid or deemed paid, and we have observed all of our covenants under the mortgage, the mortgage trustee is obligated, upon our request, to cancel and discharge the lien of the mortgage and to reconvey and transfer to us the mortgaged property. (Mortgage, Section 15.01)

Title

We, the mortgage trustee and any paying agent may deem and treat the person in whose name first mortgage bonds are registered as the absolute owner thereof for the purpose of making payments and for all other purposes of the mortgage. (Mortgage, Section 11.02)

Resignation or Removal of Mortgage Trustee

The mortgage trustee may resign at anytime by giving written notice to us specifying the day upon which the resignation will take effect and by publishing such notice in a daily newspaper of general circulation in the City of New York on any business day of a week for three successive calendar weeks. If the mortgage trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the mortgage trustee generally must either eliminate the conflicting interest or resign within 90 days. The mortgage trustee may be removed at anytime by the holders of a majority in principal amount of first mortgage bonds then outstanding. No resignation or removal of a mortgage trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor mortgage trustee. (Mortgage, Article XIV).

Information About the Mortgage Trustee

The Bank of New York Mellon acts as trustee under the mortgage. In addition, The Bank of New York Mellon and its affiliates act, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of our business.

DESCRIPTION OF OTHER DEBT SECURITIES

The following description sets forth certain general terms and provisions of the other debt securities that we may offer pursuant to this prospectus.

General

Unless the relevant prospectus supplement indicates otherwise, the other debt securities will mature on any day from nine months to 40 years from the original issue date. Each other debt security will bear interest at either fixed rates or floating rates. The relevant prospectus supplement, or the pricing supplement described in the prospectus supplement, will set forth the following terms of the other debt securities:

•	the purchase price, or a statement that the other debt securities are being offered by an agent as principal at varying market prices;

•	the original issue date;

•	the stated maturity date;

•	if fixed rate notes, the rate per annum at which such notes will bear interest;

•	if floating rate notes, the interest rate formula and other variable terms;

•	the date or dates from which any such interest shall accrue;

•	the terms for redemption, if any; and

•	any other terms of such other debt securities not inconsistent with the note indenture.

The note indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the other debt securities special protection in the event of a highly leveraged transaction.

No Sinking Fund

The other debt securities will not be subject to any sinking fund.

Unsecured Obligations

The other debt securities will be unsecured and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. As of September 30, 2008, we had $340 million in aggregate principal amount of other debt securities outstanding under the note indenture. The note indenture does not restrict us from incurring more secured debt.

Registration and Transfer

The other debt securities will be issued only in fully registered certificated or book-entry form, as described below under “Book Entry Notes,” without coupons and, except as may otherwise be provided in the applicable prospectus supplement or pricing supplement, in denominations of $1,000 or any multiple thereof. We may issue other debt securities of any series in the form book-entry securities which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee as more fully described below under the heading “Book-Entry Debt Securities.”

If the other debt securities are issued in certificated form, the transfer of the other debt securities may be registered, and the other debt securities may be exchanged for different debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the note trustee. We may change the place for registration of transfer and exchange of the other debt securities and designate additional places for registration of transfer and exchange. (Note Indenture, Sections 305 and 602)

No service charge will be made for any transfer or exchange of the other debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the other debt securities of any series during the 15 days prior to the date of mailing notice of redemption of any other debt securities of that series or any debt security that is selected for redemption. (Note Indenture, Section 305)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on an other debt security on any interest payment date will be made to the person in whose name such other debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any other debt security, the defaulted interest may be paid to the holder of such other debt security as of the close of business on a special record date selected by the note trustee that is (a) no less than 10 nor more than 15 days before the date established by us for the proposed payment of such defaulted interest and no less than 10 days after we provide the note trustee with notice of the proposed payment or (b) in any other manner permitted by any securities exchange on which the other debt security may be listed, if the note trustee finds it practicable. (Note Indenture, Section 307)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the other debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the note trustee in the Borough of Manhattan, City of New York will be designated as our sole paying agent for payments with respect to the other debt securities of each series. Any other paying agents initially designated by us for the other debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the other debt securities of a particular series. (Note Indenture, Section 602)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any other debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such other debt security thereafter may look only to us for payment. (Note Indenture, Section 603)

Defeasance and Discharge

The note indenture provides that we will be deemed to have paid, and our entire indebtedness will be deemed to have been satisfied and discharged with respect to, any other debt security or any portion of the principal amount thereof prior to maturity if:

•	we irrevocably deposit in trust with the note trustee:

•	money,

•

government obligations (as defined in the note indenture, which generally means (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and (b) certificates, depositary receipts or other instruments evidencing a direct ownership interest in obligations described in clause (a) above or in any specific interest or principal payments due in respect thereof) that do not contain provisions permitting the redemption or other prepayment of such government obligations at the option of the issuer thereof, the principal and interest on which when due, without any regard to reinvestment of such government obligations, will provide monies, or

•	a combination of money or governmental obligations

which will be sufficient to pay when due the principal of, any premium and interest on such other debt securities or portions thereof; and

•	we deliver to the note trustee:

•	a written order stating that the money and government obligations deposited with the note trustee are to be held in trust;

•

if government obligations are deposited with the note trustee, an opinion of an independent public accountant to the effect that the requirements for government obligations described above have been satisfied and an opinion of counsel stating that all conditions precedent to the defeasance have been complied with; and

•	an opinion of counsel

•

to the effect that the deposit and the defeasance will not (i) be deemed to be, or result in, a taxable event for the holders of the affected other debt securities for federal income tax purposes or (ii) result in a material change in the amount of federal income tax or in the manner or the time of its payment for the holders of the affected other debt securities, unless the holders of the affected other debt securities have consented to the change; and

•	as to any other matters related to taxation specified in the particular other debt securities being defeased.

(Note Indenture, Section 701)

Consolidation, Merger and Sale of Assets

The note indenture provides that we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

(i)	the successor corporation or the entity that acquires or leases our properties and assets substantially as an entirety is organized and existing under the laws of the United States, a state of the United States or the District of Columbia and expressly assumes our payment obligations on all outstanding other debt securities and all of our obligations under the note indenture;

(ii)

immediately after giving effect to the transaction, and treating any indebtedness for borrowed money which becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no Event of Default under the note indenture and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we have delivered to the note trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the note indenture.

(Note Indenture, Section 1101)

Upon any consolidation or merger, or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any other entity as described above, the successor corporation or the entity to which such conveyance, transfer or lease is made will succeed to, and be substituted for, us under the note indenture, and may exercise every right and power of ours under the note indenture, and, except in the case of a lease, we will be relieved of all obligations and covenants under the note indenture and the outstanding other debt securities. (Note Indenture, Section 1102)

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of other debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the note indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the note indenture;

(ii)	in the event that the holders of other debt securities attempt to declare an Event of Default and exercise their acceleration rights under the note indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially as an entirety;” and

(iii)	it may be difficult for holders of other debt securities to declare an Event of Default and exercise their acceleration rights.

Event of Default

The term “Event of Default,” when used in the note indenture with respect to any series of other debt securities issued thereunder, means any of the following:

(i)	failure to pay interest on the other debt securities of such series within 30 days after it is due;

(ii)	failure to pay the principal of or any premium on the other debt securities of such series within three business days after it is due;

(iii)	failure to perform or breach of any covenant or warranty in the note indenture, other than a covenant or warranty that does not relate to such series of other debt securities, that continues for 90 days after we have been given written notice by the note trustee, or we and the note trustee have been given written notice by the holders of at least 25% in aggregate principal amount of the other debt securities of such series;

(iv)

default under any bond, debenture, note or other evidence of our indebtedness for money borrowed by us (including other debt securities of another series) or under any mortgage, indenture or other instrument under which we may issue indebtedness or by which we may secure or evidence indebtedness for borrowed money (including the note indenture), which default (a) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness when due and payable after the expiration of any applicable grace period or (b) results in indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such payment being made, such indebtedness being discharged or such acceleration being rescinded or annulled, as the case may be, within 90 days after we have been given written notice from the note trustee, or we and the note trustee have been given written notice from the holders of at least 25% in aggregate principal amount of the other debt securities of that series;

(v)	events relating to our bankruptcy, insolvency or reorganization specified in the note indenture; or

(vi)	any other Event of Default specified with respect to the other debt securities of such series.

(Note Indenture, Section 801)

An Event of Default for a particular series of other debt securities does not necessarily constitute an Event of Default for any other series of other debt securities issued under the note indenture. The note trustee is required to give the holders of other debt securities written notice of any default known to the note trustee within 90 days after the occurrence unless such default is cured and waived. The note trustee may withhold notice to the holders of other debt securities of any default, except default in the payment of principal, any premium, or interest, if the note trustee in good faith determines the withholding of notice to be in the interests of the holders. In the case of a default under clause (iii) above, no notice to the holders of the affected other debt securities may be given until at least 30 days after the occurrence of the default. (Note Indenture, Sections 802 and 902)

Remedies

If an Event of Default under the note indenture with respect to any series of other debt securities occurs and continues, the note trustee or the holders of at least 33% in aggregate principal amount of all the other debt securities of the series may declare the principal amount of all the other debt securities of that series to be due and payable immediately. If an Event of Default under the note indenture with respect to more than one series of other debt securities occurs and continues, the note trustee or the holders of at least 33% in aggregate principal amount of all series in respect of which an Event of Default under the note indenture shall have occurred and be continuing, considered as one class, may declare the payment of the principal amount of all the other debt securities of the affected series to be immediately due and payable. (Note Indenture, Section 802)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Note Indenture, Section 802)

At any time after a declaration of acceleration with respect to the other debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding other debt securities of such series may rescind and annul the declaration and its consequences if:

(i)	we have paid or deposited with the note trustee a sum sufficient to pay:

(a)	all overdue interest on all other debt securities of that series;

(b)	the principal of and premium, if any, on any other debt securities of that series which have become due otherwise than by declaration of acceleration and interest thereon at the prescribed rates set forth in such other debt securities;

(c)	interest on overdue interest (to the extent allowed by law) at the prescribed rates set forth in such other debt securities; and

(d)	all amounts due to the note trustee under the note indenture; and

(ii)	any other Event of Default under the note indenture with respect to the other debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the note indenture.

(Note Indenture, Section 802)

The holders of not less than a majority in principal amount of the outstanding other debt securities of any series may on behalf of the holders of all other debt securities of such series, waive any past default under the note indenture with respect to that series and its consequences, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the note indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected (see “Modification and Waiver” below). (Note Indenture, Section 813)

The note trustee is not obligated to exercise any of its rights or powers under the note indenture at the request or direction of any of the holders, unless the holders offer the note trustee reasonable security or indemnity. (Note Indenture, Section 903) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of other debt securities, and if more than one series is affected, the holders of a majority in principal amount of all affected series, considered as one class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the note trustee or exercising any trust or power conferred upon the note trustee. The note trustee is not obligated to comply with directions that conflict with law or other provisions of the note indenture or that would involve the note trustee in personal liability in circumstances where the indemnity would not, in the note trustee’s sole discretion, be adequate. The note trustee may take any other action that it deems proper and is not inconsistent with such direction. (Note Indenture, Section 812)

No holder of other debt securities of any series will have any right to institute any proceeding under the note indenture, for the appointment of a receiver or trustee, or for any remedy under the note indenture, unless:

(i)	the holder has previously given to the note trustee written notice of a continuing Event of Default with respect to other debt securities of such series;

(ii)	the holders of not less than a majority in aggregate principal amount of the outstanding other debt securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, have made a written request to the note trustee, and have offered reasonable indemnity to the note trustee, to institute proceedings in its own name as trustee under the note indenture;

(iii)	the note trustee has failed to institute a proceeding for 60 days after receipt of the notice, request and offer of indemnity; and

(iv)	no direction inconsistent with such written request has been given to the note trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding other debt securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class.

In addition, no holder of other debt securities has any right under the note indenture to affect, disturb or prejudice the rights of any other holder of other debt securities or to obtain or seek to obtain priority or preference over any other holders. However, these limitations do not apply to a suit by a holder of a debt security to enforce payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Note Indenture, Sections 807 and 808)

We will provide to the note trustee an annual statement by an appropriate officer as to our compliance with all obligations under the note indenture. (Note Indenture, Section 608)

Modification and Waiver

Without the consent of any holder of other debt securities, we and the note trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the note indenture and in the other debt securities;

(ii)	to add to our covenants for the benefit of the holders of all or any series of other debt securities or any tranche thereof or to surrender any of our rights or powers under the note indenture;

(iii)	to add any additional Event of Default with respect to all or any series of other debt securities;

(iv)	to change or eliminate any provision in the note indenture; provided, however, that if such change or elimination materially and adversely affects the interests of the holders of the other debt securities of any series or tranche, such change or elimination will become effective with respect to such series or tranche only when no other debt securities of the affected series or tranche remains outstanding under the note indenture;

(v)	to provide collateral security for the other debt securities;

(vi)	to establish the form or terms of other debt securities of any series as permitted by the note indenture;

(vii)	to evidence and provide for the acceptance of appointment of a separate or successor note trustee and to add to or change any of the provisions of the note indenture as are necessary to provide for or facilitate the administration of the trusts under the note indenture by more than one note trustee;

(viii)	to provide procedures required to permit us to use a non-certificated system of registration for the other debt securities; or

(ix)	to cure any ambiguity, inconsistency or defect in the note indenture or to make any other provisions with respect to matters and questions arising under the note indenture; provided that such action or other provisions do not adversely affect the interests of the holders of other debt securities of any series in any material respect.

(Note Indenture, Section 1201)

The consent of the holders of at least a majority in aggregate principal amount of the other debt securities of all series, or all tranches of a series, affected by a modification to the note indenture, considered as one class, is required for all other modifications to the note indenture. However, no such amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security, its rate of interest or any premium payable upon redemption, or modify the method of calculating the interest rate, or change the currency in which any debt security is payable or the place of payment of the principal of or interest on any debt security, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security;

(ii)	reduce the percentage in principal amount of the outstanding other debt securities the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the note indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting of other debt security holders;

(iii)	change our obligation to maintain an office or agency in each place of payment for the other debt securities; or

(iv)	modify some of the provisions of the note indenture relating to the required percentage of holders necessary to enter into supplemental indentures, waive some covenants and waive past defaults with respect to the other debt securities of any series, except to increase the percentages or to provide that other provisions of the note indenture cannot be modified or waived without the consent of each holder.

(Note Indenture, Section 1202)

A supplemental indenture which changes or eliminates any covenant or other provision of the note indenture that was expressly included solely for the benefit of one or more particular series of other debt securities or tranches, or modifies the rights of the holders of other debt securities of such series or tranches with respect to such covenant or other provision, will not affect the rights under the note indenture of the holders of the other debt securities of any other series or tranches. (Note Indenture, Section 1202)

If any provision of the note indenture limits, qualifies or conflicts with another provision of the note indenture that is required by the Trust Indenture Act to be included in the note indenture, the required provision will control. (Note Indenture, Section 108)

The note indenture provides that other debt securities owned by us, or any other obligor upon the other debt securities, or any of our or their affiliates, shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request, demand, authorization, direction, notice, waiver or consent. (Note Indenture, Section 101)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding other debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding other debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same other debt security and the holder of every other debt security issued upon the registration of, transfer of, in exchange for or in lieu of that other debt security in respect of anything done, omitted or suffered to be done by the note trustee or us in reliance thereon, whether or not notation of that action is made upon the other debt security. (Note Indenture, Section 104)

Removal or Resignation of the Note Trustee

The note trustee may resign at any time with respect to any series of other debt securities by giving written notice to us. If the note trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, within 90 days the note trustee generally must either eliminate the conflicting interest or resign. The holders of a majority in principal amount of any series of other debt securities may remove the note trustee with respect to the other debt securities of that series at any time by giving written notice to us and the note trustee. No resignation or removal of a note trustee and no appointment of a successor note trustee will be effective until the acceptance of appointment by a successor note trustee. If at any time:

•

the note trustee has or acquires any conflicting interest and does not eliminate the conflicting interest or resign in accordance the procedures described above after a written request by us or any holder of a debt security who has been a bona fide holder for six months;

•	ceases to satisfy the eligibility requirements for a note trustee under the note indenture and fails to resign after written request by us or any such bona fide holder; or

•

becomes incapable of acting or is adjudged bankrupt or insolvent or a receiver is appointed or any public officer takes charge of the note trustee or its property for the purpose of rehabilitation, conservation or liquidation, then we may remove the note trustee with respect to all of the other debt securities or any such bona fide holder may, in accordance with the note indenture, petition a court to remove the note trustee with respect to all of the other debt securities and appoint a successor note trustee.

(Note Indenture, Sections 908 and 910)

Notices

Notices to holders of other debt securities will be given by mail to the addresses of such holders as they may appear in the security register for the other debt securities. (Note Indenture, Section 106)

Title

We, the note trustee and any agent of us or the note trustee may treat the person in whose name other debt securities are registered as the absolute owner thereof, whether or not the other debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Note Indenture, Section 308)

Governing Law

The note indenture and the other debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Note Indenture, Section 113)

Information About the Note Trustee

The Bank of New York Mellon Trust Company, N.A. acts as trustee under the note indenture. In addition, The Bank of New York Mellon Trust Company, N.A. and its affiliates act, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of our business.

BOOK-ENTRY DEBT SECURITIES

We may issue both first mortgage bonds and other debt securities of any series in the form of one or more fully-registered debt securities (which we refer to as a book-entry note) which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. Except as set forth below, the book-entry note may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary;

•	by a nominee of the depositary to another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry note in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a book-entry note will be limited to participants that have accounts with the depositary for such book-entry note or persons that may hold interests through participants. Upon the issuance of a book-entry note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry note to the accounts of participants. The accounts to be credited will be designated by the agents for such debt securities, or by us if we offer and sell such notes directly.

Ownership of beneficial interests in a book-entry note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants or persons that may hold interests through participants. The laws of some states require that some purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a book-entry note.

So long as the depositary or its nominee is the registered owner of a book-entry note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry note for all purposes under the note indenture. Except as provided below, owners of beneficial interests in a book-entry note will not be entitled to have debt securities represented by a book-entry note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the note indenture. Accordingly, each person owning a beneficial interest in a book entry note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the note indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a book entry note desires to give or take any action allowed under the note indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Principal, premium, if any, and interest payments on debt securities represented by a book-entry note will be made to the depositary or its nominee as the registered owner of the book-entry note. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a book-entry note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a book-entry note, will credit promptly the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such book-entry note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a book-entry note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a book-entry note is at any time unwilling or unable to continue as depositary, or it ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the relevant book-entry note. In addition, we may at any time determine not to have debt securities represented by one or more book-entry notes, and, in such event, will issue debt securities in certificated form in exchange for the book-entry note or notes representing such debt securities. We understand, however, that under current industry practices The Depository Trust Company would notify its participants of our decision, but will only withdraw beneficial ownership interests from a global security at the request of each participant. Further, if we so specify with respect to a book-entry note, an owner of a beneficial interest in such book-entry note may, on terms acceptable to us and the depositary, receive debt securities in certified form. Any debt securities issued in certificated form in exchange for a book-entry note will be registered in such name or names that the depositary, pursuant to instructions from its direct or indirect participants or otherwise, gives to the trustee.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Kirk Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C.

EXPERTS

The financial statements incorporated in this prospectus by reference to Delmarva Power & Light Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Securities Exchange Act) prior to the completion of the sales of the securities offered hereby.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008 (File No. 1-01405);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 8, 2008 (File No. 1-01405);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008 (File No. 1-01405);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 3, 2008 (File No. 1-01405); and

•	Our Current Report on Form 8-K filed with the SEC on March 24, 2008 (File No. 1-01405).

If you make a written or oral request for copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Delmarva Power & Light Company, 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Our telephone number is (202) 872-2900.